Exhibit 99.1

NEWS RELEASE

Sylvamo Delivers Strong Earnings, Free Cash Flow and Shareowner Returns in First Full Year

MEMPHIS, Tenn. – Feb. 10, 2023 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing fourth quarter 2022 earnings.

Financial Highlights - 2022 Full Year

•Net income from continuing operations of $336 million ($7.57 per diluted share)
•Adjusted operating earnings1 (non-GAAP) of $348 million ($7.84 per diluted share)
•Adjusted EBITDA2 (non-GAAP) of $721 million (20% margin)
•Cash provided by operating activities from continuing operations of $418 million
•Free cash flow3 (non-GAAP) of $269 million
•Board of directors initiated a quarterly dividend of $0.1125 per share, paid for in the third and fourth quarters for a total of $10 million
•Repurchased 1,556,835 shares of our common stock for approximately $80 million in the fourth quarter, resulting in 42.6 million shares outstanding as of Dec. 31

Message from the Chairman and Chief Executive Officer

"I'm proud of our team and the strong earnings and free cash flow they generated in our first full year of operations," said Jean-Michel Ribiéras. "We managed supply chain, inflation and geopolitical challenges successfully while delivering outstanding results by implementing our three-pronged strategy of commercial excellence, operational excellence and financial discipline."

Financial Highlights - Fourth Quarter vs. Third Quarter

•Net income from continuing operations of $88 million ($1.99 per diluted share) vs. $109 million ($2.44 per diluted share)
•Adjusted operating earnings of $87 million ($1.97 per diluted share) vs. $112 million ($2.51 per diluted share)
•Adjusted EBITDA of $170 million (18% margin) vs. $216 million (22% margin)

•Cash provided by operating activities from continuing operations of $142 million vs. $146 million
•Free cash flow of $84 million vs. $114 million

Commercial and Operational Highlights – Fourth Quarter vs. Third Quarter

•Price and mix improved by $31 million on the continued realization of prior price increases
•Volume declined by $20 million, primarily driven by channel inventory corrections and seasonality in North America
•Operations and costs increased by $42 million, driven by higher seasonal costs in Europe and North America, higher incentive compensation accruals, unfavorable foreign exchange in Latin America, and LIFO impacts
•Planned maintenance outage expenses increased by $21 million, reflecting our heaviest outage quarter of the year
•Input costs declined by $6 million with lower energy and distribution costs

Milestones Subsequent to the Fourth Quarter

•Closed an agreement to acquire an uncoated freesheet mill in Nymolla, Sweden, for 150 million euros (approximately $160 million), subject to final net working capital and net debt adjustments
•Repurchased 201,896 shares of our common stock for approximately $10 million in January 2023, resulting in 42.4 million shares outstanding as of Jan. 31

2023 Outlook – Full Year

•Adjusted EBITDA for the year, including Nymolla, is expected to be $760 million to $840 million
•Free cash flow is expected to be $300 million to $330 million

2023 Outlook – First Quarter vs. Fourth Quarter

•Adjusted EBITDA for the first quarter is expected to be $200 million to $215 million, which includes adjusted EBITDA for Nymolla of $15 million to $20 million
•Since Nymolla is not included in fourth quarter results, the following sequential changes do not reflect the impact of Nymolla
•Price and mix are expected to decrease by $15 million to $20 million, primarily reflecting a seasonal mix shift in Latin America
•Volume is expected to decrease by $5 million to $10 million, reflecting the seasonally weakest demand quarter in Latin America
•Operations and costs are expected to improve by $10 million to $15 million as unfavorable items in fourth quarter 2022 will not recur
•Input and transportation costs are expected to improve by $5 million to $10 million, primarily due to favorable trends in natural gas and transportation costs
•Total maintenance outage expenses are expected to improve by $29 million

Management Summary

Sylvamo is a cash flow story. We leverage our strengths to drive high returns on invested capital and generate free cash flow. We use that cash to increase shareowner value by maintaining a strong financial position, returning cash to shareowners and reinvesting in our business.

In 2022, we reduced net debt by $371 million and achieved our gross debt target of $1 billion. We made a principle-based decision and divested our Russian business for $385 million in net proceeds and used most of the funds to repay long-term debt. We also returned $90 million in cash to shareowners through dividends and share repurchases. Our board of directors increased our first quarter 2023 dividend to $0.25 per share, which we paid Jan. 25.

On Jan. 2, we acquired an uncoated freesheet mill in Nymolla, Sweden, for an attractive price. The acquisition includes a recently completed $40 million pulp modernization project that increased the mill's softwood pulping capacity by roughly 15% and will reduce the need for more expensive hardwood.

We would not have achieved this level of success without our customers, who value our commitment to uncoated freesheet and the promise of paper to educate, communicate and entertain. We are grateful for their continued support and partnerships.

Our talented and engaged colleagues are our greatest competitive advantage. Throughout 2022, they navigated supply chain, inflation and geopolitical challenges to deliver outstanding results. We remain committed to their safety, well-being and development. Building and fostering a culture of care and trust will help our team members work safely and do their best work every day. In turn, we will grow and succeed together, which will help us to realize our vision to be the employer, supplier and investment of choice.

1 Adjusted Operating Earnings (non-GAAP) are net income (loss) (GAAP) excluding discontinued operations, net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated and Combined Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (loss) (GAAP) excluding discontinued operations, net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, transition service agreement expense, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income (loss), provides for a more complete analysis of the results of its operations. Net income (loss) is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Consolidated and Combined Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities from continuing operations. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021
Net Sales	$927	$968	$778
Net Income from Continuing Operations	88	109	29
Net Income (Loss)	94	57	62
Business Segment Operating Profit	133	175	81
Adjusted Operating Earnings	87	112	42
Adjusted EBITDA	170	216	123
Cash Provided By Operating Activities From Continuing Operations	142	146	131
Free Cash Flow	84	114	109

Segment Information
Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (f) under the "Sales and Earnings by Business Segment" table (page 10). Fourth quarter 2022 net sales by business segment and operating profit by business segment compared with the third quarter of 2022 and the fourth quarter of 2021 are as follows:

Business Segment Results

(In millions)	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021
Net Sales by Business Segment
Europe	$119	$130	$103
Latin America	289	270	229
North America	527	589	463
Inter-segment Sales	(8)	(21)	(17)
Net Sales	$927	$968	$778
Operating Profit by Business Segment
Europe	$12	$19	$(24)
Latin America	56	58	63
North America	65	98	42
Business Segment Operating Profit	$133	$175	$81
Operating profits in the fourth quarter of 2022:
Europe - $12 million compared with $19 million in the third quarter of 2022. Earnings were lower as higher average sales prices were more than offset by lower volumes and higher operating costs.
Latin America - $56 million compared with $58 million in the third quarter of 2022. Earnings were slightly lower as higher average sales prices and higher volumes were offset by higher operating costs, higher maintenance outages and higher input costs.
North America - $65 million compared with $98 million in the third quarter of 2022. Earnings were lower as higher average sales prices and lower input costs were more than offset by lower volumes, higher operating costs and higher maintenance outages.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EST / 9 a.m. CST. All interested parties are invited to listen at investors.sylvamo.com.
Parties who wish to participate should call +1-877-336-4440 (U.S.) or +1-409-207-6984 (international) and use access code 7148273. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CST.

Replays are available at investors.sylvamo.com for one year and by phone for 90 days, beginning at approximately noon CST the day of the call. To listen to the replay by phone, call +1-866-207-1041 (U.S.) or +1-402-970-0847 (international) and use access code 9951284.
Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com
About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2022 were $3.6 billion. For more information, please visit Sylvamo.com.
Effective Tax Rate
The reported effective tax rate for continuing operations for the fourth quarter of 2022 was 28%, compared to 26% for the third quarter of 2022. The higher rate for the fourth quarter was due to the mix of earnings in our regions.
Excluding net special items, the effective tax rate for the fourth quarter of 2022 was 28%, compared with 28% for the third quarter of 2022.

Effects of Net Special Items
Net special items related to continuing operations in the fourth quarter of 2022 amount to net after-tax income of $1 million ($0.02 per diluted share) compared with a net after-tax charge of $3 million ($0.07 per diluted share) in the third quarter of 2022.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "2023 Outlook – Full Year" and "2023 Outlook – First Quarter vs. Fourth Quarter." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SYLVAMO CORPORATION
Consolidated and Combined Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30, 2022		Twelve Months Ended December 31,
	2022		2021				2022		2021
Net Sales	$927		$778		$968		$3,628		$2,828
Costs and Expenses
Cost of products sold	654	(a)	603		687	(g)	2,619	(a)	2,143	(n)
Selling and administrative expenses	97	(b)	65	(k)	80	(h)	325	(b)	207	(k)
Depreciation, amortization and cost of timber harvested	32		31		30		125		126
Taxes other than payroll and income taxes	5		4		6		23		25
Interest expense (income), net	17	(c)	18		18		69	(c)	(1)	(l)
Income From Continuing Operations Before Income Taxes	122		57		147		467		328
Income tax provision	34		28	(m)	38	(i)	131	(e)	101	(m)
Net Income From Continuing Operations	88		29		109		336		227
Discontinued operations, net of tax	6	(d)	33		(52)	(j)	(218)	(f)	104
Net Income (Loss)	$94		$62		$57		$118		$331
Basic Earnings Per Share
Income from continuing operations	$2.02		$0.66		$2.47		$7.65		$5.16
Discontinued operations, net of taxes	0.14		0.75		(1.18)		(4.97)		2.37
Net earnings (loss)	$2.16		$1.41		$1.29		$2.68		$7.53
Diluted Earnings Per Share
Income from continuing operations	$1.99		$0.66		$2.44		$7.57		$5.16
Discontinued operations, net of taxes	0.14		0.75		(1.16)		(4.91)		2.37
Net earnings (loss)	$2.13		$1.41		$1.28		$2.66		$7.53
Average Shares of Common Stock Outstanding - Diluted	44		44		45		44		44
The accompanying notes are an integral part of this consolidated and combined statement of operations.
Three Months and Twelve Months Ended December 31, 2022

(a) Includes a pre-tax gain of $10 million ($8 million after taxes) for the three months and twelve months ended December 31, 2022, related to hedging the foreign exchange exposure of the Nymolla mill purchase price and a pre-tax loss of $4 million ($3 million after taxes) for the twelve months ended December 31, 2022, for one-time costs associated with the spinoff.

(b) Includes a pre-tax loss of $3 million ($2 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $20 million ($15 million after taxes) for the twelve months ended December 31, 2022, for one-time costs associated with the spinoff from International Paper. Also includes a pre-tax loss of $1 million ($1 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $2 million ($2 million after taxes) for the twelve months ended December 31, 2022 for transaction costs related to the Nymolla acquisition.

(c)    Includes a pre-tax loss of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2022 related to debt extinguishment costs.

(d) Includes a pre-tax income of $6 million ($6 million after taxes) for the final gain on the disposal of our Russian operations.

(e) Includes a $4 million tax benefit related to the reversal of a valuation allowance on France deferred tax assets.

(f) Includes a pre-tax charge of $228 million ($228 million after taxes) to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations and a pre-tax charge of $68 million ($57 million after taxes) related to the impairment of our Russian fixed assets.

Three Months Ended September 30, 2022
(g)    Includes pre-tax loss of $3 million ($2 million after taxes) for the three months ended September 30, 2022, for one-time costs associated with the spinoff.

(h) Includes pre-tax loss of $7 million ($5 million after taxes) for the three months ended September 30, 2022, for one-time costs associated with the spinoff.

(i) Includes a $4 million tax benefit related to the reversal of a valuation allowance on France deferred tax assets.

(j) Includes a pre-tax charge of $78 million ($78 million after taxes) to reserve for the elimination of the cumulative foreign currency translation loss related to our Russian operations.

Three Months and Twelve Months Ended December 31, 2021

(k) Includes net pre-tax loss of $6 million ($4 million after taxes) for the three months and twelve months ended December 31, 2021, for one-time costs associated with the spinoff.

(l) Includes pre-tax income of $20 million ($14 million after taxes) for the twelve months ended December 31, 2021, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.

(m) Includes $9 million of tax expense related to establishing a valuation allowance on France deferred tax assets for the three months ended December 31, 2021, which was offset for the twelve months ended December 31, 2021 by a net $2 million tax benefit associated with a favorable Brazil court ruling that certain interest income is nontaxable.

(n) Includes pre-tax income of $35 million ($23 million after taxes) for the twelve months ended December 31, 2021, for the accrual of a foreign value-added tax refund in Brazil.

At the date of distribution of Sylvamo common shares by International Paper to its shareholders on Oct. 1, 2021, Sylvamo had 43,949,277 total common shares outstanding. The calculation of earnings per share for certain historical periods presented utilizes the number of shares of common stock outstanding at the date of distribution as the basis for the calculation of the weighted average number of shares of common stock outstanding for periods presented prior to the spinoff because, at that time, Sylvamo did not operate as a separate, stand-alone entity, and no shares or equity-based awards were outstanding prior to the date of distribution.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30, 2022	Twelve Months Ended December 31,
	2022	2021		2022	2021
Net Income (Loss)	$94	$62	$57	$118	$331
Less: Discontinued operations, net of tax	6	33	(52)	(218)	104
Net income From Continuing Operations	88	29	109	336	227
Add back: Net special items expense (income)	(1)	13	3	12	(26)
Adjusted Operating Earnings	$87	$42	$112	$348	$201

	Three Months Ended December 31,		Three Months Ended September 30, 2022	Twelve Months Ended December 31,
	2022	2021		2022	2021
Diluted Earnings (Loss) Per Common Share as Reported	$2.13	$1.41	$1.28	$2.66	$7.53
Less: Discontinued operations, net of tax	0.14	0.75	(1.16)	(4.91)	2.37
Continuing Operations	1.99	0.66	2.44	7.57	5.16
Add back: Net special items expense (income)	(0.02)	0.29	0.07	0.27	(0.59)
Adjusted Operating Earnings Per Share	$1.97	$0.95	$2.51	$7.84	$4.57

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2022	Twelve Months Ended December 31,
	2022	2021		2022	2021
Europe	$119	$103	$130	$501	$366
Latin America	289	229	270	1,023	786
North America	527	463	589	2,173	1,718
Inter-segment Sales	(8)	(17)	(21)	(69)	(42)
Net Sales	$927	$778	$968	$3,628	$2,828
Operating Profit by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30, 2022		Twelve Months Ended December 31,
	2022		2021				2022		2021
Europe	$12		$(24)		$19		$50		$(29)
Latin America	56		63		58		212		194
North America	65		42		98		291		133
Business Segment Operating Profit	$133		$81		$175		$553		$298

Income from Continuing Operations Before Income Taxes	$122		$57		$147		$467		$328
Interest expense (income), net	17	(a)	18		18		69	(a)	(1)	(e)
Net special items expense (income)	(6)	(b)	6	(d)	10	(c)	17	(b)	(29)	(d)
Business Segment Operating Profit (f)	$133		$81		$175		$553		$298

Three Months and Twelve Months Ended December 31, 2022

(a)    Includes a pre-tax loss of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2022 related to debt extinguishment costs.

(b) Includes a pre-tax gain of $10 million ($8 million after taxes) for the three months and twelve months ended December 31, 2022, related to hedging the foreign exchange exposure of the Nymolla mill purchase price, a pre-tax loss of $3 million ($2 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $24 million ($18 million after taxes) for the twelve months ended December 31, 2022, for one-time costs associated with the spinoff from International Paper, and a pre-tax loss of $1 million ($1 million after taxes) for the three months ended December 31, 2022, and a pre-tax loss of $2 million ($2 million after taxes) for the twelve months ended December 31, 2022 for transaction costs related to the Nymolla acquisition.

Three Months Ended September 30, 2022
(c)    Includes pre-tax loss of $10 million ($7 million after taxes) for the three months ended September 30, 2022, for one-time costs associated with the spinoff.

Three Months and Twelve Months Ended December 31, 2021

(d) Includes net pre-tax loss of $6 million ($4 million after taxes) for the three months and twelve months ended December 31, 2021, for one-time costs associated with the spinoff, offset by net pre-tax income of $35 million ($23 million after taxes) for the twelve months ended December 31, 2021, for the accrual of a foreign value-added tax refund in Brazil.

(e) Includes pre-tax income of $20 million ($14 million after taxes) for the twelve months ended December 31, 2021, for interest income associated with the accrual of a foreign value-added tax refund in Brazil.

(f) As set forth in the chart above, business segment operating profit is defined as income from continuing operations before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2022	Twelve Months Ended December 31,
	2022	2021		2022	2021
Net Income (Loss)	$94	$62	$57	$118	$331
Less: Discontinued operations, net of tax	6	33	(52)	(218)	104
Net Income From Continuing Operations	88	29	109	336	227
Adjustments:
Income tax provision	34	28	38	131	101
Interest expense (income), net	17	18	18	69	(1)
Depreciation, amortization and cost of timber harvested	32	31	30	125	126
Stock-based compensation	4	4	5	20	14
Transition service agreement expense	1	7	6	23	7
Net special items expense (income)	(6)	6	10	17	(29)
Adjusted EBITDA	$170	$123	$216	$721	$445
Net Sales	$927	$778	$968	$3,628	$2,828
Adjusted EBITDA Margin	18.3%	15.8%	22.3%	19.9%	15.7%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended December 31,		Three Months Ended September 30, 2022	Twelve Months Ended December 31,
	2022	2021		2022	2021
Adjusted EBITDA
Europe	$16	$(18)	$24	$70	$(9)
Latin America	72	80	74	281	254
North America	82	61	118	370	200
Total Business Segment Adjusted EBITDA	$170	$123	$216	$721	$445
Net Sales (excluding discontinued operations and inter-segment sales eliminations)
Europe	$119	$103	$130	$501	$366
Latin America	289	229	270	1,023	786
North America	527	463	589	2,173	1,718
Total Business Segment Net Sales	$935	$795	$989	$3,697	$2,870
Adjusted EBITDA Margin
Europe	13%	(17)%	18%	14%	(2)%
Latin America	25%	35%	27%	27%	32%
North America	16%	13%	20%	17%	12%

SYLVAMO CORPORATION
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and temporary investments	$360	$159
Accounts and notes receivable, net	450	402
Contract assets	30	26
Inventories	364	279
Assets held for sale	—	179
Other current assets	39	63
Total Current Assets	1,243	1,108
Plants, Properties and Equipment, Net	817	764
Forestlands	322	278
Goodwill	128	122
Right of Use Assets	35	40
Long-Term Assets Held for Sale	—	141
Deferred Charges and Other Assets	165	144
Total Assets	$2,710	$2,597
Liabilities and Equity
Current Liabilities
Accounts payable	$453	$387
Notes payable and current maturities of long-term debt	29	41
Accrued payroll and benefits	81	48
Liabilities held for sale	—	91
Other current liabilities	165	191
Total Current Liabilities	728	758
Long-Term Debt	1,003	1,357
Deferred Income Taxes	183	169
Long-Term Liabilities Held for Sale	—	13
Other Liabilities	118	118
Equity
Common stock, $1 par value, 200.0 shares authorized, 42.6 shares and 43.9 shares outstanding at December 31, 2022 and December 31, 2021, respectively	44	44
Paid-In Capital	25	4
Retained Earnings	2,029	1,935
Accumulated Other Comprehensive Loss	(1,338)	(1,801)
	760	182
Less: Common stock held in treasury, at cost, 1.6 shares and 0.0 shares at December 31, 2022 and December 31, 2021, respectively	(82)	—
Total Equity	678	182
Total Liabilities and Equity	$2,710	$2,597

Consolidated and Combined Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2022	2021
Operating Activities
Net income from continuing operations	$336	$227
Depreciation, amortization, and cost of timber harvested	125	126
Deferred income tax provision (benefit), net	(7)	(6)
Stock-based compensation	20	14
Changes in operating assets and liabilities and other
Accounts and notes receivable	(45)	(99)
Inventories	(99)	12
Accounts payable and accrued liabilities	48	196
Other	40	(47)
Cash Provided By Operating Activities from Continuing Operations	418	423
Cash Provided By Operating Activities from Discontinued Operations, net	20	126
Cash Provided By Operating Activities	438	549
Investment Activities
Invested in capital projects	(149)	(69)
Cash pool arrangements with Parent	—	181
Cash Proceeds on disposal of business, net of cash divested	324	—
Other	10	1
Cash Provided By (Used for) Investment Activities from Continuing Operations	185	113
Cash Provided By (Used for) Investment Activities from Discontinued Operations, net	(5)	14
Cash Provided By (Used for) Investment Activities	180	127
Financing Activities
Net transfers from Parent	—	(456)
Special payment to Parent	—	(1,520)
Dividends paid	(10)	—
Issuance of debt	75	1,501
Reduction of debt	(450)	(129)
Repurchases of common stock	(80)	—
Other	(4)	16
Cash Provided By (Used for) Financing Activities from Continuing Operations	(469)	(588)
Cash Provided By (Used for) Financing Activities from Discontinued Operations, net	(1)	(1)
Cash Provided By (Used for) Financing Activities	(470)	(589)
Effect of Exchange Rate Changes on Cash	32	(2)
Change in Cash Included in Assets Held for Sale	(21)	(4)
Change in Cash and Temporary Investments	201	89
Cash and Temporary Investments
Beginning of the period	159	70
End of the period	$360	$159

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30, 2022	Twelve Months Ended December 31,
	2022	2021		2022	2021
Cash Provided By Operating Activities From Continuing Operations	$142	$131	$146	$418	$423
Adjustments:
Cash invested in capital projects	(58)	(22)	(32)	(149)	(69)
Free Cash Flow	$84	$109	$114	$269	$354

Reconciliation of Net Income From Continuing Operations to Adjusted EBITDA - 2023 Outlook
Estimates
(In millions)

	Three Months Ended March 31, 2023	Twelve Months Ended December 31, 2023

Net Income From Continuing Operations	$97 - $107	$368 - $420
Adjustments:
Income tax provision	42 - 47	161 - 184
Interest expense (income), net	13	50
Depreciation, amortization and cost of timber harvested	37	146
Stock-based compensation	6	25
Net Special items expense	5	10 - 15
Adjusted EBITDA	$200 - $215	$760 - $840

Reconciliation of Cash Provided by Operations to Free Cash Flow - 2023 Outlook
Estimates
(In millions)

Twelve Months Ended December 31, 2023

Cash Provided By Operating Activities From Continuing Operations	$510 - $565
Adjustments:
Cash invested in capital projects	(210 - 235)
Free Cash Flow	$300 - $330

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.